Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES 2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact: Michael Ostrach Vice President and Chief Business Officer 510-665-7257 mostrach@dynavax.com

DYNAVAX APPOINTS DANIEL KISNER, M.D. to BOARD OF DIRECTORS

Berkeley, CA – July 22, 2010 – Dynavax Technologies Corporation (Nasdaq: DVAX) announced today the appointment of Daniel Kisner, M.D. to its Board of Directors. The addition of Dr. Kisner to the Dynavax Board brings its membership to 10.

Dr. Kisner most recently served as a Partner at Aberdare Ventures and prior to that as President and CEO of Caliper Technologies, leading its evolution from a start-up focused on microfluidic lab-on-a-chip technology to a publicly-traded, commercial organization. Prior to Caliper, he was the President and COO of Isis Pharmaceuticals, Inc.

Previously, Dr. Kisner was Division Vice President of Pharmaceutical Development for Abbott Laboratories and Vice President of Clinical Research and Development at SmithKline Beckman Pharmaceuticals. In addition, he held a tenured position in the Division of Oncology at the University of Texas, San Antonio School of Medicine and is certified by the American Board of Internal Medicine in Internal Medicine and Medical Oncology.

Dr. Kisner serves as Chairman of the Board for Tekmira Pharmaceuticals, and he sits on the boards of several private companies. He holds a BA from Rutgers University and an M.D. from Georgetown University. He is a Venture Partner at Aberdare Ventures, a San Francisco, CA-based venture capital firm.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAVTM, an investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.